Exhibit 99.1
News Release

Contact:	Steven D. Jennerjohn
(920)-743-5551
Source:	Baylake Corp.
Baylake Corp. Reports Financial Results for the Nine and Three Months ended September 30, 2006
Sturgeon Bay, Wisconsin —(PR Newswire)-October 20, 2006
     Baylake Corp. (OTC BB: BYLK.ob), a bank holding company with $1.1 billion in assets, reported third quarter net income of $1.9 million or $0.24 basic earnings per share, as compared to $0.7 million or $0.09 basic earnings per share in the third quarter of 2005. The Company reported net income of $5.6 million or $0.72 basic earnings per share for the nine months ended September 30, 2006, as compared to $5.9 million or $0.76 per share for the nine months ended September 30, 2005.
     Diluted earnings per shared increased to $0.24 for the three months ended September 30, 2006, compared to $0.09 for the three months ended September 30, 2005. Return on assets (ROA) and return on equity (ROE) increased for the three months ended September 30, 2006 to 0.69% and 9.54%, respectively, from 0.26% and 3.60%, respectively, for the same period a year ago. Diluted earnings per share equaled $0.71 for the first nine months of 2006 compared to $0.75 a year earlier. ROA and ROE decreased for the nine months ended September 30, 2006, to 0.68% and 9.49%, respectively, from 0.73% and 10.14%, respectively, for the same period a year earlier.
     Baylake’s net interest margin for the third quarter of 2006 was 3.61% compared to 3.53% for the second quarter of 2006 and 3.58% for the third quarter of 2005.
     Baylake Corp. recorded provisions for loan losses totaling $371,000 during the three months ended September 30, 2006 compared to $1.5 million for the same period in 2005. For the nine months, Baylake Corp. recorded provisions for loan losses totaling $632,000, compared to $1.7 million for the same period in 2005. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan loss which takes into account various factors including specific credit allocations for individual loans, historical loss experience for category of loans, consideration of concentrations and changes in portfolio volume, and other qualitative factors.
     Total assets for Baylake Corp. increased 0.4% for the nine months ended September 30, 2006. Assets were $1.1 billion at both September 30, 2006 and December 31, 2005. Total loans decreased 0.7% during the first nine months of 2006 to $806.8 million at September 30, 2006, while deposits increased 1.3% to $867.7 million during the period. Growth in shareholders’ equity increased 2.8% during the nine months ended September 30, 2006 with balances totaling $80.7 million and $78.5 million, respectively, at September 30, 2006 and December 31, 2005, respectively. The increase in shareholders’ equity was the result of a reduction in accumulated other comprehensive loss (related to unrealized losses on securities) and increased by net income less the payment of cash dividends for the period. This was offset by an increase in the treasury stock balance. $1.1 million of treasury stock was repurchased during the quarter as a result of the Common Stock Repurchase Plan implemented in the third quarter of 2006.
     Non-performing loans totaled $22.3 million and $6.9 million at September 30, 2006 and December 31, 2005, respectively. The increase in non-performing loans during the nine-month period ended September 30, 2006 was due to an increase in non-accrual loans during the period, primarily during the first quarter. For the three months ended September 30, 2006, non-accrual loans decreased $6.4 million, as $6.2 million of loans previously disclosed became current during the period and $629,000 of the decrease in the period resulted from loan charge-offs. The ratio of allowance for loan loss to non-performing loans was 36.9% and 137.6% at September 30, 2006 and December 31, 2005, respectively.
     Due to aggressive collection efforts and continued emphasis on asset quality improvement, Baylake Corp. believes the balance of the allowance for loan loss is presently sufficient to absorb probable incurred credit losses at September 30, 2006. However, future adjustments to the allowance for loan losses may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.
     Capital resources for the nine months ended September 30, 2006 increased by $2.2 million, as a result of factors previously stated. Baylake Corp. anticipates that it has resources available to meet its commitments. At September 30, 2006, Baylake Corp. had $75.6 million of established lines of credit with nonaffiliated banks, of which $75.6 million was available.
     As announced earlier, Robert J. Cera has joined the Company as President and Chief Operating Officer effective August 21, 2006. “Rob’s energy level and enthusiasm has been a welcome addition to Baylake Bank’s management team”, said Thomas L. Herlache, the Company’s Chief Executive Officer. “We look forward to his expanded influence on the bank’s current operating plan and long term strategic plan.”
     Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.
The following appears in accordance with the Private Securities Litigation Reform Act of 1995:
     This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”
     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2006 and Form 10-K for the year ended December 31, 2005, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.
     Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries
SUMMARY FINANCIAL DATA
The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at September 30, 2006 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

	At	At	At
	September 30,	December 31,	September 30,
	2006	2005	2005
	(dollars in thousands)
Selected Financial Condition Data (at end of period):
Total assets	$1,093,768	$1,089,408	$1,099,638
Securities available for sale	188,097	171,638	211,227
Federal funds sold	401	199	3,132
Total loans	806,819	812,670	789,748
Allowance for loan loss	8,220	9,551	10,492
Total deposits	867,721	856,711	866,624
Borrowings(1)	116,775	126,500	127,093
Subordinated debentures	16,100	16,100	16,100
Total shareholders’ equity	80,711	78,544	78,062
Non-performing loans, net of discount(2)(3)	22,268	6,942	7,299
Non-performing assets, net of discount(2)(3)	25,425	10,275	9,928

	As of and for the		As of and for the
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	(dollars in thousands, except per share data)
Selected Income Data:
Total interest income	$18,094	$15,885	$52,262	$44,875

Total interest expense	9,288	7,093	26,891	18,579

Net interest income	8,806	8,792	25,371	26,296
Provision for loan losses	371	1,547	632	1,668

Net interest income after provision for loan losses	8,435	7,245	24,739	24,628
Total non-interest income	2,477	2,343	7,196	6,632
Total non-interest expense	8,326	8,943	24,143	23,079

Income before income tax	2,586	645	7,792	8,181
Income tax provision	703	(62)	2,215	2,330

Net income	$1,883	$707	$5,577	$5,851

Per Share Data:(4)
Net income per share (basic)	$0.24	$0.09	$0.72	$0.76
Net income per share (diluted)	0.24	0.09	0.71	0.75
Cash dividends per common share	0.16	0.15	0.48	0.45
Book value per share	10.34	10.05	10.34	10.05

Performance Ratios:(5)
Return on average total assets	0.69%	0.26%	0.68%	0.73%
Return on average total shareholders’ equity	9.54	3.60	9.49	10.14
Net interest margin(6)	3.61	3.58	3.46	3.65
Net interest spread(6)	3.19	3.21	3.06	3.31
Non-interest income to average assets	0.90	0.85	0.87	0.83
Non-interest expense to average assets	3.04	3.25	2.93	2.88
Net overhead ratio(7)	2.13	2.39	2.06	2.05
Efficiency ratio(9)	71.76	77.97	72.21	68.09
Average loan-to-average deposit ratio	93.67	93.62	95.32	95.09
Average interest-earning assets to average interest-bearing liabilities	111.59	113.38	111.11	113.37

Asset Quality Ratios:(2)(3)(5)
Non-performing loans to total loans	2.76%	0.92%	2.76%	0.92%

	As of and for the		As of and for the
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	(dollars in thousands, except per share data)
Allowance for loan losses to:
Total loans	1.02	1.33	1.02	1.33
Non-performing loans	36.91	143.75	36.91	143.75
Net charge-offs to average loans	0.78	0.31	0.32	0.27
Non-performing assets to total assets	2.32	0.90	2.32	0.90

Capital Ratios:(5)(8)
Shareholders’ equity to assets	7.38%	7.10%	7.38%	7.10%
Tier 1 risk-based capital	9.99	9.55	9.99	9.55
Total risk-based capital	10.88	10.69	10.88	10.69
Leverage ratio	8.47	8.06	8.47	8.06

Other Data at End of Period:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	28	27	28	27
Number of full-time equivalent employees.	334	311	334	311

(1)	Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(2)	Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

(3)	The increase in non-performing assets during the nine months ended September 30, 2006 was due, in part, to a $15.0 million increase in non-accrual loans in the first nine months of 2006, particularly relating to four unrelated commercial credits which became non-accrual in the first quarter offset, partially by a decrease in other real estate owned in the first nine months of 2006. Refer to the Form 10-Q disclosures for the quarter ended June 30, 2006.

(4)	Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)	With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)	The capital ratios are presented on a consolidated basis

(9)	Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding investment securities gains, net and excluding net gains on sale of fixed assets.

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